Exhibit 99.1

Waterside Raises $1.1 Million to Launch Web3 Enterprise

Wednesday, April 6, 2022 4:00 PM

CUMMING, GA / ACCESSWIRE / April 6, 2022 / Waterside Capital Corporation (OTC PINK: WSCC) (the “Company”), today announced that it has raised $1.1 million in funding from equity investors to launch a web3 enterprise.

The Company has three areas on which it will focus:

Liquidity Provider - In decentralized finance (DeFi), the ability to trade assets from one to another is facilitated by Liquidity Pools (LPs) which generally contain a 50/50 balance between both underlying tokens. The Company will invest substantially in LPs to generate ongoing revenue. We expect that this revenue will fuel our other initiatives as we build the Company.

Staking - Like LPs, staking can provide potential passive revenue to the Company. Purchasing large blocks of lucrative Proof of Stake (PoS) assets to grow the passive income portfolio is expected to be a major cornerstone to our success. This is a much greener approach to the traditional Proof of Work model, which is used by Bitcoin and Ethereum. Ethereum 2.0 is expected to be on PoS in the near future and we want to eventually become a validator on the network.

Non-Fungible Tokens (NFTs) - The Company intends to build a World Class NFT project research team that will guide the strategic investments for the overall portfolio. We anticipate that our portfolio will contain digital assets known as NFTs, including digital real estate in multiple metaverse platforms such as The Sandbox and the upcoming Otherside from Yuga Labs. These assets are expected to be used for licensing and royalty income. NFT assets have multiple use cases in addition to the potential appreciation in the underlying digital asset. We believe that we can harness the power of acquired assets through the metaverse to grow our portfolio faster and stronger than traditional asset acquisitions typically allow.

The Company may release material information via the Company’s official Twitter handle (@metavesco), and via the Twitter handle of Ryan Schadel (@cryanschadel), the Company’s President and CEO.

The Company’s website, www.metavesco.com, is currently under development and is expected to go live following approval by FINRA of the Company’s name change to Metavesco, Inc.

Safe Harbor Statement

This press release contains statements that constitute forward-looking statements. These statements appear in a number of places in this press release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; and (iii) growth strategy and operating strategy. The words “may”, “would”, “will”, “expect”, “estimate”, “can”, “believe”, “potential”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is included in the Company’s filings on sec.gov.

CONTACT:

info@metavesco.com

(678) 341-5898

SOURCE: Waterside Capital Corp.